FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Paul F. Blanchard Jr.

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

Announces Retirement of a Director and Appointment of New Lead Independent Director

OKLAHOMA CITY, July 23, 2018– PANHANDLE OIL AND GAS INC. (NYSE: PHX) announced today that Robert O. Lorenz will be retiring from its Board of Directors in March 2019 at the end of his current term. In compliance with the Company’s Bylaws, Mr. Lorenz was not eligible to serve another term due to age limitations. Mr. Lorenz has served as a Director of Panhandle since 2003 and has served as the Board’s Lead Independent Director since Nov. 1, 2008.

In anticipation of Mr. Lorenz’s retirement, the Board, at its July 18, 2018, meeting, named Chad L. Stephens III as Lead Independent Director effective Oct. 1, 2018. Mr. Stephens joined Panhandle’s Board in 2017.

Paul F. Blanchard Jr., President and CEO of Panhandle, said, “Bob has provided thoughtful guidance and insightful leadership throughout his tenure on the board. We thank him for all his contributions to our success and we wish him all the very best.”

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City based Panhandle Oil and Gas Inc. is engaged in the acquisition, management and development of non-operated oil and gas properties on its mineral and leasehold acreage, with its principal properties located in Oklahoma, Arkansas, Texas and New Mexico. www.panhandleoilandgas.com.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038